                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2
                              (AMENDMENT NO.__)(1)

                                CIMA LABS INC.
                               ----------------
                               (Name of Issuer)

                                 COMMON STOCK
                               ----------------
                        (Title of Class of Securities)

                                  171796 10 5
                               ----------------
                                (CUSIP Number)


                                 MARCH 1, 1999
                               ----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)







-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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---------------------                                          -----------------
CUSIP NO. 171796 10 5                 13G                      Page 2 of 7 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON:
            BIOTECHNOLOGY VALUE FUND, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/ (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
     NUMBER       5   SOLE VOTING POWER
       OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY               358,040
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON                0
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                           358,040
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            358,040
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            3.7%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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---------------------                                          -----------------
CUSIP NO. 171796 10 5                 13G                      Page 3 of 7 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON:
            BVF PARTNERS L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/ (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
     NUMBER       5   SOLE VOTING POWER
       OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY               678,600
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON                0
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                           678,600
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            678,600
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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---------------------                                          -----------------
CUSIP NO. 171796 10 5                 13G                      Page 4 of 7 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
            BVF INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/ (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
     NUMBER       5   SOLE VOTING POWER
       OF                  0
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY               678,600
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON                0
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                           678,600
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            678,600
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.1%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
            IA, CO
--------------------------------------------------------------------------------

                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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---------------------                                          -----------------
CUSIP NO. 171796 10 5                 13G                      Page 5 of 7 Pages
---------------------                                          -----------------

ITEM 1(a).     NAME OF ISSUER:

               CIMA LABS INC.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               10000 Valley View Road
               Eden Prairie, MN  55344

ITEM 2(a).     NAME OF PERSON FILING:

               This schedule is being filed on behalf of the following persons*:

               (i)    Biotechnology Value Fund, L.P. ("BVF")
               (ii)   BVF Partners, L.P. ("Partners")
               (iii)  BVF Inc. ("BVF Inc.")

               * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this
                      Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).  CITIZENSHIP:

            BVF:                     a Delaware limited partnership
            Partners:                a Delaware limited partnership
            BVF Inc.:                a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).  CUSIP NUMBER:

            171796 10 5

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
            BOX:  /X/

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---------------------                                          -----------------
CUSIP NO. 171796 10 5                 13G                      Page 6 of 7 Pages
---------------------                                          -----------------

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            BVF shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually own more than 5% of the Stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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---------------------                                          -----------------
CUSIP NO. 171796 10 5                 13G                      Page 7 of 7 Pages
---------------------                                          -----------------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 8, 1999


            BIOTECHNOLOGY VALUE FUND, L.P.

            By:  BVF Partners L.P., its general partner

                 By:  BVF Inc., its general partner


                      By:  /s/ Mark N. Lampert
                           -------------------
                           Mark N. Lampert
                           President

            BVF PARTNERS L.P.

            By:  BVF Inc., its general partner


                 By:  /s/ Mark N. Lampert
                      -------------------
                      Mark N. Lampert
                      President

            BVF INC.


            By:  /s/ Mark N. Lampert
                 -------------------
                 Mark N. Lampert
                 President

                                   EXHIBIT A

                       AGREEMENT REGARDING JOINT FILING


     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  March 8, 1999


            BIOTECHNOLOGY VALUE FUND, L.P.

            By:  BVF Partners L.P., its general partner

                 By:  BVF Inc., its general partner


                      By:  /s/ Mark N. Lampert
                           -------------------
                           Mark N. Lampert
                           President

            BVF PARTNERS L.P.

            By:  BVF Inc., its general partner


                 By:  /s/ Mark N. Lampert
                      -------------------
                      Mark N. Lampert
                      President

            BVF INC.


            By:  /s/ Mark N. Lampert
                 -------------------
                 Mark N. Lampert
                 President